Exhibit 77C

Shareholder Meetings (Unaudited)

At a special shareholders' meeting held on June 2, 2005, shareholders of IXIS Advisor Funds Trust I, of which the Loomis Sayles Core Plus Bond Fund is a series, voted for the following proposals:

1. Election of Trustees for IXIS Advisor Funds Trust I ("Trust I")

                                  Votes For        Votes Withheld      Total Votes
     Graham T. Allison, Jr.    131,745,061.272     3,213,785.211     134,958,846.483
     Edward A. Benjamin        131,812,753.170     3,146,093.313     134,958,846.483
     Daniel M. Cain            131,896,620.650     3,062,225.833     134,958,846.483
     Paul G. Chenault          131,736,188.725     3,222,657.758     134,958,846.483
     Kenneth J. Cowan          131,624,646.555     3,334,199.928     134,958,846.483
     Richard Darman            131,920,983.533     3,037,862.950     134,958,846.483
     Sandra O. Moose           131,873,816.605     3,085,029.878     134,958,846.483
     John A. Shane             131,718.823.070     3,240,023.413     134,958,846.483
     Charles D. Baker          131,824.162.901     3,134,683.582     134,958,846.483
     Cynthia L. Walker         131,866.957.031     3,091,889.452     134,958,846.483
     Robert J. Blanding        131,879,975.460     3,078,871.023     134,958,846.483
     John T. Hailer            131,817,344.611     3,141,501.872     134,958,846.483


2. Approval of an Amended and Restated Agreement and Declaration of Trust for Trust I

    Voted For       Voted Against    Abstained Votes      Broker Non-Votes     Total Votes
    ---------       -------------    ---------------      ----------------     -----------
  96,227,281.438    3,171,004.690     3,467,338.355        32,093,222.000    134,958,846.483